Exhibit 99.1

Calgon Carbon Previews Third Quarter Results

PITTSBURGH--(BUSINESS WIRE)--October 18, 2012--Calgon Carbon Corporation (NYSE: CCC) announced that it expects to report a loss for the third quarter of 2012. This result is primarily due to charges associated with the company’s previously announced cost reduction program, including severance and an impairment charge for the permanent closure of its activated carbon manufacturing facility in Datong, China. Also contributing to the loss were lower gross margin before depreciation and amortization as discussed below; pension charges; and an agreement reached in July with the company’s former CEO.

Sales in the third quarter which are expected to be approximately $135 million were adversely affected by reduced utilization of activated carbon for the mercury removal market and delays in deliveries of activated carbon for the municipal and wastewater markets.

The company’s gross margin before depreciation and amortization for the third quarter of 2012 is expected to be approximately 27% versus 31% for the second quarter of 2012. The decline in gross margin was due to operational issues at the company’s Pearl River plant, unfavorable sales mix, and the write-off of inventory that was determined to be obsolete. The issues at Pearl River included maintenance, a capital improvement project, and damage caused by Hurricane Isaac. As a result of these issues, the plant did not operate as planned for most of the third quarter of 2012.

Commenting on the announcement, Randy Dearth, Calgon Carbon’s president and chief executive officer, said, “We aggressively pursued our cost reduction program in the third quarter, and all components of Phase I are now in place. The Pearl River plant is operating, and the process improvements that were implemented should be a key factor in lowering manufacturing costs in 2013.”

Calgon Carbon will announce third quarter results and will webcast its quarterly conference call on Friday, November 2, 2012.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795